Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
TRADED:	Nasdaq		Steven H. Shapiro
SYMBOL:	FMBI		EVP, Corporate Secretary
(630) 875-7345
www.firstmidwest.com
FIRST MIDWEST REPORTS SECOND QUARTER RESULTS
2nd QUARTER 2003 HIGHLIGHTS:
	*	EPS Increased 12.8% to $.53 vs. $.47 Last Year
	*	ROAA of 1.59% vs. 1.57% Last Year
	*	Continued Sound Asset Quality, Lower Credit Costs
	*	Branch Transactions Announced

ITASCA, IL, JULY 23, 2003 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI) today reported that net income for second quarter ended June 30, 2003 increased by 12.8% on a per diluted share basis to $24.6 million, or $.53 per diluted share, as compared to 2002's second quarter of $22.9 million, or $.47 per diluted share. Performance for second quarter 2003 resulted in an annualized return on average assets of 1.59%, as compared to 1.57% for second quarter 2002, and an annualized return on average equity of 19.4%, as compared to 19.6% for second quarter 2002.

For the first six months of 2003, net income increased 9.8% on a per diluted share basis to $47.4 million, or $1.01 per diluted share, as compared to 2002's $45.0 million, or $.92 per diluted share. Performance for the first six months of 2003 resulted in an annualized return on average assets of 1.56% equal to 1.56% for the same period of 2002 and an annualized return on average equity of 18.9% as compared to 19.5% for the 2002 period.

"Second quarter 2003 earnings growth remained solid in spite of the overall softness in the economy," said First Midwest President and Chief Executive Officer, John O'Meara. "Although the low level of interest rates continues to put pressure on net interest margin, we are encouraged that asset quality remains sound, charge-off levels have been modest, fee revenue is improving, and expenses remain tightly controlled. The strength of the fixed income security markets created an opportunity to realize security gains of $3.3 million, representing, on an after tax basis, $.04 per diluted share. These gains will be used in third quarter 2003 to further restructure the balance sheet. Even without this transaction, second quarter 2003 results represented solid operating performance."

"We remain optimistic about our full year 2003 prospects," O'Meara said. "The pace of continued earnings growth depends on maintaining favorable trends in asset generation, funding mix, asset quality, fee growth, and expense management. Given the solid earnings performance of the first and second quarters and the flexibility to further restructure the balance sheet, we are comfortable offering full year 2003 diluted earnings per share guidance in the range of $1.97 to $2.00, representing growth over full year 2002 in the range of 6% to 8%."

Branch Transactions Announced

On June 13, 2003, First Midwest Bancorp, Inc. completed the previously announced acquisition of a branch of The Northern Trust Corporation, located on Higgins Road in Chicago at the threshold of the expansive O'Hare International Airport Corridor. First Midwest immediately commenced operations of what will now be known as the O'Hare Financial Center with $106 million in acquired depository relationships.

First Midwest also recently announced the signing of a definitive agreement to sell its two branches in rural Streator, Illinois to First National Bank of Ottawa, Ottawa, Illinois. The transaction will see the sale of approximately $73 million in deposits and $15 million in loans. Pending due diligence and regulatory approval, the closing is expected during fourth quarter 2003. Consideration received from the sale will be finalized at closing and is expected to result in a pretax gain on sale of approximately $5.2 million. Given the conditional status of this transaction, First Midwest's earnings guidance for 2003 does not include the expected gain from this transaction.

Together these transactions will further strengthen First Midwest's focus on its strategic suburban Chicago franchise.

Balance Sheet Positioning Strategies

Expanding on the above comments, second quarter 2003's income included security gains of $3.3 million, which resulted from the sale of $37.9 million of longer-duration, higher-yield securities. This gain should offset losses resulting from the planned early retirement in third quarter 2003 of certain higher-costing, shorter-maturity Federal Home Loan Bank borrowings. When completed, this combined restructuring should enhance opportunities in a rising interest rate environment as the retired borrowings will be replaced with longer-term, lower-cost borrowings.

Acknowledging the forty-year lows in interest rates, the continued negative impact of accelerated prepayment speeds on higher coupon assets, and the approximate $74 million in unrealized securities gains resident in its investment portfolio, First Midwest continues to evaluate opportunities to reduce its exposure to higher interest rates through both outright security sales and shorter-duration reinvestments as well as liability extension strategies, including strategies to refinance and re-extend debt. Extensive analysis of strategies of this nature is ongoing and embraces both net interest income and economic value of equity risk metrics.

Net Interest Margin

Net interest income decreased 6.6% to $52.6 million for second quarter 2003, as compared to $56.3 million for 2002's second quarter. Net interest margin for second quarter 2003 was 4.01%, down from 4.43% for second quarter 2002 and 4.06% for first quarter 2003. This margin contraction resulted from the repricing of earning assets in the low interest rate environment and the acceleration of cash flows due to refinance related prepayments on mortgage-backed securities. Management expects continued downward pressure on margins as the forty-year lows in interest rates work to further tighten spreads.

Loan Growth and Funding

First Midwest's total loans at June 30, 2003 were 3.1% higher than at June 30, 2002. All loan categories experienced growth, except 1-4 family real estate and indirect lending. On a linked-quarter basis, total loans increased 1.7%, with growth in all categories except indirect lending. Commercial loan growth remained solid, as commercial loans outstanding as of June 30, 2003 increased by 10.3% compared with both December 31, 2002 and June 30, 2002.

Total average deposits for second quarter 2003 increased 1.4% from second quarter 2002 and increased 3.8% on a linked-quarter basis. The mix of average deposits, however, changed from second quarter 2002. Reflecting customer liquidity preferences, targeted pricing, and an increase in public fund deposits, average core transactional balances (demand, savings, money market, and NOW accounts) grew 8.5%, or $208.7 million, from second quarter 2002. For these same periods, average time deposits decreased by $148.5 million.

Noninterest Income and Expense

Total noninterest income increased by 29.5% to $21.2 million, an increase of $4.8 million for second quarter 2003 as compared to the same period in 2002. Noninterest income for the first six months of 2003 increased 19.8% to $39.0 million compared to the same 2002 period.

Excluding the previously discussed gain of $3.3 million, noninterest income increased by 9.3%, or $1.5 million, as compared to second quarter 2002. This increase in noninterest income from the second quarter 2002 resulted from continued improvement in fee income derived from service charges on deposit accounts, mortgage origination commissions, trust fees, and investment product sales. This increase was partially offset by lower income from corporate owned life insurance.

Total noninterest expense for second quarter 2003 was $38.0 million, representing a decrease of $.7 million, or 1.7%, as compared to second quarter 2002. Total noninterest expense for the first six months of 2003 was $74.8 million, an increase of 0.7% from $74.2 million for the same period in 2002.

The efficiency ratio was 49.9% for second quarter 2003, as compared to 49.2% for 2002's second quarter. The increase resulted from lower net interest income and its impact on First Midwest's top line revenue.

Credit Quality

First Midwest's overall credit quality remains sound. Nonperforming loans at June 30, 2003 represented .48% of loans, up from .40% at March 31, 2003 and up from .35% for the same quarter of 2002. Included in nonperforming loans as of June 30, 2003 are two loans totaling $7.3 million that were renegotiated and restructured under current market terms during second quarter 2003. Of these restructured loans, $4.2 million (which migrated from the ninety-day past due category at March 31, 2003) represent balances anticipated to remain in accrual status and $3.1 million continuing to be carried as nonaccruing, pending demonstrated borrower performance. Nonperforming assets totaled $21.3 million at June 30, 2003, up $3.7 million from $17.6 million at March 31, 2003. Loans past due 90 days and still accruing decreased by $1.8 million, or 24%, on a linked-quarter basis.

Net charge-offs for second quarter 2003 were .17% of average loans and improved from .36% for second quarter 2002 and .29% for first quarter 2003. Both commercial and consumer charge-offs were at current credit cycle lows while second quarter 2003 provisions for loan losses fully covered net charge-offs. As a result, the ratio of the reserve for loan losses to total loans as of June 30, 2003 was maintained at 1.40% and approximated the level as of year-end 2002. The reserve for loan losses at June 30, 2003 represented 293% of nonperforming loans.

First Midwest continues to have virtually no credit exposure to such high profile sectors as energy, cable, telecommunications, and airlines. Participations in either shared national credits or syndicated loans represent negligible portions of overall credit outstandings.

Capital Management

During second quarter 2003, First Midwest repurchased 123,000 shares at an average price of $28.28 per share. As of June 30, 2003, approximately 1.6 million shares remained under First Midwest's existing repurchase authorization.

First Midwest's Total Risk Based Capital and Tier 1 Risk Based Capital ratios at quarter end 2003 were 10.3% and 9.3%, respectively, exceeding the minimum "well capitalized" levels for regulatory purposes of 10.0% and 7.0%, respectively. First Midwest's Tier 1 Leverage Ratio as of such date was 6.9%, exceeding the regulatory minimum range of 3.0% - 5.0% required to be considered a "well capitalized" institution.

About the Company

With assets of $6.5 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago bank holding company, First Midwest provides commercial banking, trust, investment management, and related financial services to a broad array of customers through some 70 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated July 23, 2003

Operating Highlights	Quarters Ended				Six Months Ended
Unaudited	June 30,				June 30,
(Amounts in thousands except per share data)	2003		2002		2003		2002

Net income	$24,647		$22,934		$47,377		$45,005
Diluted earnings per share	$0.53		$0.47		$1.01		$0.92
Return on average equity	19.40%		19.60%		18.90%		19.50%
Return on average assets	1.59%		1.57%		1.56%		1.56%
Net interest margin	4.01%		4.43%		4.03%		4.38%
Efficiency ratio	49.92%		49.15%		49.54%		48.22%

Balance Sheet Highlights
Unaudited
(Amounts in thousands except per share data)					June 30, 2003		June 30, 2002

Total assets					$6,455,651		$5,910,959
Total loans					3,498,992		3,392,481
Total deposits					4,527,403		4,224,840
Stockholder's equity					508,004		477,162
Book value per share					$10.92		$9.91
Period end shares outstanding					46,534		48,165

Stock Performance Data	Quarters Ended				Six Months Ended
Unaudited	June 30,				June 30,
	2003		2002		2003		2002

Market Price:
Quarter End	$28.81		$27.78		$28.81		$27.78
High	$29.87		$32.16		$29.87		$32.16
Low	$25.55		$26.24		$24.89		$26.24

Quarter end price to book value	2.6	x	2.8	x	2.6	x	2.8	x
Quarter end price to consensus estimated 2003 earnings	14.7	x	N/A		14.7	x	N/A
Dividends declared per share	$0.19		$0.17		$0.38		$0.34

First Midwest Bancorp, Inc.	Press Release Dated July 23, 2003

Condensed Consolidated Statements of Condition
Unaudited (1)	June 30,
(Amounts in thousands)	2003	2002

Assets
Cash and due from banks	$194,792	$184,792
Funds sold and other short-term investments	20,988	14,529
Securities available for sale	2,371,459	1,993,905
Securities held to maturity, at amortized cost	89,955	69,880
Loans	3,498,992	3,392,481
Reserve for loan losses	(49,124)	(47,818)
Net loans	3,449,868	3,344,663
Premises, furniture and equipment	81,632	80,652
Investment in corporate owned life insurance	143,884	138,287
Accrued interest receivable and other assets	103,073	84,251
Total assets	$6,455,651	$5,910,959
Liabilities and Stockholders' Equity
Deposits	$4,527,403	$4,224,840
Borrowed funds	1,312,510	1,145,351
Accrued interest payable and other liabilities	107,734	63,606
Total liabilities	5,947,647	5,433,797
Common stock	569	569
Additional paid-in capital	69,924	71,441
Retained earnings	623,848	566,133
Accumulated other comprehensive income	44,566	26,087
Treasury stock, at cost	(230,903)	(187,068)
Total stockholders' equity	508,004	477,162
Total liabilities and stockholders' equity	$6,455,651	$5,910,959

(1) While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with accounting principles generally accepted in the United States and, as of June 30, 2002, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended June 30, 2003.

First Midwest Bancorp, Inc.	Press Release Dated July 23, 2003

Condensed Consolidated Statements of Income	Quarters Ended		Six Months Ended
Unaudited (1)	June 30,		June 30,
(Amounts in thousands except per share data)	2003	2002	2003	2002

Interest Income
Loans	$50,719	$56,719	$101,915	$113,656
Securities	22,529	27,353	45,649	54,197
Other	277	169	526	331
Total interest income	73,525	84,241	148,090	168,184
Interest Expense
Deposits	14,208	21,241	29,377	43,857
Borrowed funds	6,673	6,704	13,928	13,784
Total interest expense	20,881	27,945	43,305	57,641
Net interest income	52,644	56,296	104,785	110,543
Provision for Loan Losses	2,540	3,100	5,070	8,155
Net interest income after provision for loan losses	50,104	53,196	99,715	102,388
Noninterest Income
Service charges on deposit accounts	7,078	6,219	13,359	11,975
Trust and investment management fees	2,768	2,551	5,321	5,259
Other service charges, commissions, and fees	5,368	4,458	9,913	8,751
Corporate owned life insurance income	1,226	1,739	2,522	3,437
Gains on available for sale securities	3,335	24	3,401	24
Other	1,440	1,391	4,463	3,078
Total noninterest income	21,215	16,382	38,979	32,524
Noninterest Expense
Salaries and employee benefits	21,413	20,217	41,425	39,776
Occupancy expenses	3,633	3,598	7,312	7,113
Equipment expenses	1,893	1,972	3,805	3,854
Technology and related costs	2,514	2,551	4,845	5,017
Other	8,501	10,276	17,405	18,490
Total noninterest expense	37,954	38,614	74,792	74,250
Income before taxes	33,365	30,964	63,902	60,662
Income tax expense	8,718	8,030	16,525	15,657
Net Income	$24,647	$22,934	$47,377	$45,005
Diluted Earnings Per Share	$0.53	$0.47	$1.01	$0.92
Dividends Declared Per Share	$0.19	$0.17	$0.38	$0.34
Weighted Average Diluted Shares Outstanding	46,871	48,774	47,049	48,909

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with accounting principles generally accepted in the United States and, for the quarter and six months ended June 30, 2002, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter and six months ended June 30, 2003.

First Midwest Bancorp, Inc.		Press Release Dated July 23, 2003

Selected Quarterly Data
Unaudited	Year to Date			Quarters Ended
(Amounts in thousands except per share data)	6/30/03	6/30/02	6/30/03	3/31/03	12/31/02	9/30/02	6/30/02

Net interest income	$104,785	$110,543	$52,644	$52,141	$52,753	$55,458	$56,296
Provision for loan losses	5,070	8,155	2,540	2,530	4,235	3,020	3,100
Noninterest income	38,979	32,524	21,215	17,764	17,578	16,889	16,382
Noninterest expense	74,792	74,250	37,954	36,838	35,696	38,106	38,614
Net income	47,377	45,005	24,647	22,730	22,466	22,679	22,934
Diluted earnings per share	$1.01	$0.92	$0.53	$0.48	$0.47	$0.47	$0.47
Return on average equity	18.90%	19.50%	19.40%	18.39%	17.92%	18.46%	19.60%
Return on average assets	1.56%	1.56%	1.59%	1.53%	1.49%	1.50%	1.57%
Net interest margin	4.03%	4.38%	4.01%	4.06%	4.10%	4.26%	4.43%
Efficiency ratio	49.54%	48.22%	49.92%	49.16%	47.24%	49.08%	49.15%

Period end shares outstanding	46,534	48,165	46,534	46,582	47,206	47,616	48,165
Book value per share	$10.92	$9.91	$10.92	$10.58	$10.42	$10.44	$9.91
Dividends declared per share	$0.38	$0.34	$0.19	$0.19	$0.19	$0.17	$0.17

Asset Quality
Unaudited	Year to Date		Quarters Ended
(Amounts in thousands)	6/30/03	6/30/02	6/30/03	3/31/03	12/31/02	9/30/02	6/30/02

Nonaccrual loans	$9,423	$11,879	$9,423	$13,596	$12,525	$9,988	$11,879
Restructured loans	7,328	-	7,328	-	-	-	-
Total nonperforming loans	$16,751	$11,879	$16,751	$13,596	$12,525	$9,988	$11,879
Foreclosed real estate	4,576	4,582	4,576	4,044	5,496	2,972	4,582
Loans past due 90 days and still accruing	5,723	3,564	5,723	7,497	3,307	9,820	3,564
Nonperforming loans to loans	0.48%	0.35%	0.48%	0.40%	0.37%	0.29%	0.35%
Nonperforming assets to loans plus foreclosed real estate	0.61%	0.48%	0.61%	0.51%	0.53%	0.38%	0.48%
Reserve for loan losses to loans	1.40%	1.41%	1.40%	1.40%	1.41%	1.41%	1.41%
Reserve for loan losses to nonperforming loans	293%	403%	293%	353%	383%	480%	403%
Provision for loan losses	$5,070	$8,155	$2,540	$2,530	$4,235	$3,020	$3,100
Net loan charge-offs	3,875	8,082	1,436	2,439	4,225	2,919	3,056
Net loan charge-offs to average loans	0.23%	0.48%	0.17%	0.29%	0.49%	0.34%	0.36%